Exhibit 99.1
NEWS RELEASE

CONTACTS:	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S NAMES WILSON L. CRAFT
O’CHARLEY’S CONCEPT PRESIDENT
NASHVILLE, Tenn. (October 1, 2009) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual dining company, today announced that it has named Wilson L. Craft to the position of Concept President of O’Charley’s Restaurants. Craft, age 56, will be responsible for leading day-to-day operations at the O’Charley’s concept, including the formulation and implementation of strategies and tactics designed to enhance sales, profitability and long-term growth. He succeeds Jeffrey D. Warne, who became President and Chief Executive Officer of O’Charley’s Inc. on June 4, 2009.
     An executive with substantial experience in casual dining, Craft joins O’Charley’s after serving most recently as President and Chief Executive Officer of Famous Dave’s of America. Prior to Famous Dave’s, he served for three years as Executive Vice President of Operations for Longhorn Steakhouse, when it was part of RARE Hospitality International, and subsequent to its acquisition by Darden Restaurants. Wilson spent 21 years with Brinker International, where he served as the President of Chili’s Grill and Bar, President of Big Bowl Asian Kitchen, and in a number of other senior operating positions.
     “In Wilson Craft we have found a proven leader with a broad skill set, an impressive track record, and deep operational experience in the casual dining segment to guide our O’Charley’s concept,” said Warne. “We believe that Wilson will be a great fit for our Company, and that he is capable of leading an O’Charley’s team focused on growing sales through increasing guest loyalty, and improving margins as well. We are excited to welcome him to the O’Charley’s team.”
     Consistent with the Company’s philosophy of aligning the interests of its management with those of its shareholders, the Company has agreed to grant Craft 150,000 non-qualified stock options at an exercise price equal to fair market value on the grant date. All of these options will vest on February 10, 2012 and expire on February 10, 2015. This award constitutes an inducement award under NASDAQ Stock Market Rule 5635(c)(4).

Craft Named O’Charley’s Concept President

October 1, 2009
About O’Charley’s Inc.
O’Charley’s Inc., (NASDAQ: CHUX), headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 371 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 245 restaurants in 20 states in the Southeast and Midwest, including 235 company-owned and operated O’Charley’s restaurants, and 10 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “confident,” “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking may be affected by certain risks and uncertainties, including, but not limited to, the continued deterioration in the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements; the Company’s ability to realize projected returns on investment from its re-branding and concept repositioning efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.